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                                                                   EXHIBIT 23(a)

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
First Brands Corporation

     We consent to the use of our audit report dated August 9, 1994 (except as to Note 19, which is as of August 26, 1994) on the consolidated financial statements and schedules of First Brands Corporation and subsidiaries as of June 30, 1994 and June 30, 1993 and for each of the years in the three year period ended June 30, 1994 incorporated herein by reference in the Registration Statement on Form S-8 of First Brands Corporation pertaining to the First Brands Corporation 1994 Performance Stock Option and Incentive Plan and to the reference to our firm under the heading 'Experts' in the prospectus.

     Our audit report refers to First Brands Corporation's change in method of accounting for postretirement benefits other than pensions by adopting Statement of Financial Accounting Standards No. 106, 'Employer's Accounting for Postretirement Benefits Other than Pensions'. Further, we acknowledge our awareness of the use therein of our review report dated November 1, 1994 related to our review of interim financial information.

     Pursuant to Rule 436(c) under the Securities Act of 1933, such review report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                          /s/ KPMG PEAT MARWICK LLP

New York, New York
November 11, 1994